UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 10, 2022

COHERUS BIOSCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-36721	27-3615821
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

333 Twin Dolphin Drive, Suite 600

Redwood City, CA 94065

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (650) 649-3530

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	CHRS	The Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Jill O’Donnell-Tormey, Ph.D. to Board of Directors

On May 10, 2022 the Board of Directors (the “Board”) of Coherus BioSciences, Inc. (the “Company”) increased the authorized number of directors that can serve on the Board from seven to eight directors and, upon the recommendation of its Nominating and Corporate Governance Committee (the “Nominating Committee”), resolved that the vacancy on the Board created by such increase would be filled with the appointment of Jill O’Donnell-Tormey, Ph.D. effective May 18, 2022. Dr. O’Donnell-Tormey was appointed as a Class II director, with a term of office expiring at the Company’s 2025 annual meeting of stockholders and as a member of the Nominating Committee of the Board, until her successor is duly elected and qualified, or until her earlier death, resignation or removal.

Dr. O’Donnell-Tormey is the Chief Executive Officer and Director of Scientific Affairs of the Cancer Research Institute (“CRI”), a nonprofit organization dedicated exclusively to advancing immunotherapy to treat, control and cure all cancers. She joined theCRI in 1987 and has served as its Chief Executive Officer since 1993. Prior to joining the CRI, she served as a research associate in the department of medicine at Cornell University Medical College and as a postdoctoral fellow in the laboratory of cellular physiology and immunology at The Rockefeller University. Dr. O’Donnell-Tormey serves on the boards of The City University of New York, Richmond University Medical Center, and the Staten Island Foundation. She holds a Doctor of Philosophy in cell biology from the SUNY Downstate Medical Center and earned a Bachelor of Science in chemistry from Fairleigh Dickinson University.

As a non-employee director, Dr. O’Donnell-Tormey will receive compensation in accordance with the Company’s non-employee director compensation policy. Pursuant to this policy, upon appointment to the Board, Dr. O’Donnell-Tormey will be eligible to receive an annual cash retainer in the amount of $50,000 and she will receive an option under the Company’s 2014 Equity Incentive Award Plan to purchase 54,000 shares of the Company’s common stock with an exercise price equal to the closing price of the Company’s common stock on the effective date of her appointment. The option will vest and become exercisable in substantially equal monthly installments over three years, subject to Dr. O’Donnell-Tormey’s continued service to the Company through each applicable vesting date.

In accordance with the Company’s customary practice, it is expected that the Company will enter into its standard form of indemnification agreement for directors and officers with Dr. O’Donnell-Tormey, which will require the Company to indemnify Dr. O’Donnell-Tormey against certain liabilities that may arise as result of her status or service as a director. The description of Dr. O’Donnell-Tormey’s indemnification agreement is qualified in its entirety by the full text of the form of indemnification agreement, which is attached to the Company’s Form S-1/A filed with the Securities and Exchange Commission on October 24, 2014 as Exhibit 10.13.

There were no arrangements or understandings between Dr. O’Donnell-Tormey, and any other person pursuant to which Dr. O’Donnell-Tormey was appointed as a member of the Board. There have been no transactions in which Dr. O’Donnell-Tormey has an interest that would be reportable under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 13, 2022	COHERUS BIOSCIENCES, INC.

	By:	/s/ McDavid Stilwell
	Name:	McDavid Stilwell
	Title:	Chief Financial Officer